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Exhibit 99.7

Specialty Laboratories Names New Vice President of Sales;

        Mark R. Willig to Lead Sales Expansion in the Hospital Market

        Santa Monica, Calif. July 23, 2002—Specialty Laboratories, Inc. (NYSE:SP) (Specialty), a leading research-driven clinical reference laboratory, announced today the appointment of Mark R. Willig to the position of Vice President, Sales. The appointment supports Specialty's current focus on revitalizing its leadership position in the hospital market following the resolution of regulatory sanctions announced on July 17, 2002.

        Willig, 43, is a seasoned sales-professional with nearly two decades of experience in the diagnostics and clinical reference laboratory industries. As Vice President of Sales at Myriad Genetics from 1997 until joining Specialty, Willig developed and managed a national field sales organization charged with the promotion of esoteric gene-based tests for predisposition to cancer and other diseases. From 1995 to 1997 he served as Vice President of Sales and Marketing for Orca Medical Systems, a hospital information technology company. During his tenure from 1984 to 1995 at Abbott Diagnostics, a division of Abbott Laboratories, Willig held a variety of field sales and sales management responsibilities, including leadership of Abbott's integrated health systems sales force.

        "Mark's leadership experience and knowledge of hospital sales will be tremendous assets as we refocus attention and resources on our hospital client base. We are delighted to have him join our organization," said Douglas S. Harrington, M.D., chief executive officer of Specialty. "We believe the management combination of Mark and Dan Angress, Specialty's vice president of marketing, gives Specialty a strong and integrated Marketing and Sales management team with more than 40 years of industry experience. With this appointment, Specialty has in place an able executive group for restoring momentum to our hospital franchise and returning the company to profitability."

        "My decision to join the Specialty team was directly influenced by the company's wholly esoteric focus, excellence in new assay development and proprietary solutions for client connectivity," noted Willig. "I also find Specialty's main strategic advantage for success in the hospital marketplace, namely its non-compete position for routine testing, very compelling. I look forward to working with the entire Specialty team as we build upon the company's already strong competitive position."

About Specialty

        Specialty Laboratories, a leading research-driven clinical reference laboratory serving the hospital, laboratory and physician specialist community, offers a broad menu of specialized tests. Specialty complements its clinical testing services and national distribution channel with distinguished R&D capabilities. Through internal research programs and partnerships with discovery companies, Specialty focuses on the development of new and enhanced tests that provide excellent clinical value for reliable and cost-effective patient assessment. In addition, Specialty's commitment to innovative information technology applications and the electronic reporting of clinical data has made it a leader in serving the needs of hospitals and physician specialists. Specialty's Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

        This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the growth of our hospital distribution channel and the effectiveness of our sales force, our competitive position in the hospital market for testing services, and that we have an able management team. Important factors which could cause our actual results to differ materially from those expressed or implied in forward-looking statements are detailed under "Risk Factors" in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our Registration Statement on Form S-1 declared effective on December 7, 2000 and our periodic filings on Forms 10-K, 10-Q and 8-K. Specialty undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Greg Mann
Director, Corporate Communications
Specialty Laboratories
310-586-7261
gmann@specialtylabs.com

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Specialty Laboratories Names New Vice President of Sales;